Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Third Quarter 2022 Results

Dallas (November 10, 2022) – New Concept Energy, Inc. (NYSE American: GBR), (the “Company” or “NCE”) a Dallas-based company, today reported Results of Operations for the third quarter ended September 30, 2022.

The Company reported net income of $27,000 for three months ended September 30, 2022, as compared to net a net loss of $8,000 for the similar period in 2021.

For the three months ended September 30, 2022 the Company had revenue of $63,000 including $25,000 for rental revenue and $38,000 for management fees as compared to $25,000 for rental revenue for the comparative period in 2021.

For the three months ended September 30, 2022 the Company had interest income of $53,000 as compared to $53,000 for the comparative period in 2021.

For the three months ended September 30, 2022, corporate general & administrative expenses were $71,000 as compared to $53,000 for the comparable periods in 2021.

Contact:

New Concept Energy, Inc.

Gene Bertcher, (800) 400-6407

info@newconceptenergy.com

1

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	September 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Assets

Current assets
Cash and cash equivalents	$399	$252
Note receivable -related parties	3,542	3,560
Other current assets	47	—
Total current assets	3,988	3,812

Property and equipment, net of depreciation
Land, buildings and equipment	634	643

Total assets	$4,622	$4,455

2

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(dollars in thousands, except par value amount)

	September 30, 2022	December 31, 2021
	(Unaudited)	(Audited)
Liabilities and stockholders' equity

Current liabilities
Accounts payable	$21	$28
Accrued expenses	36	32
Total current liabilities	57	60

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 5,131,934 shares
at September 30, 2022 and December 31, 2021	51	51
Additional paid-in capital	63,579	63,579
Accumulated deficit	(59,066)	(59,236)

Total shareholder equity	4,565	4,395

Total liabilities & equity	$4,622	$4,455

3

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended September 30,		For the Nine Months ended September 30,

	2022	2021	2022	2021
Revenue

Rent	$25	$25	$76	$76
Management Fee	38	—	79	—
	63	25	155	76

Operating expenses
Operating Expenses	18	34	43	71
Corporate general and administrative	71	53	231	238
Total operating expenses	89	87	274	309
Operating earnings (loss)	(26)	(62)	(119)	(233)

Other income (expense)
Interest income from a related party	53	53	159	159
Interest income from a third party	—	2	—	8
Interest expense	—	(1)	—	(5)
Other income (expense), net	—	—	130	191
	53	54	289	353

Net income (loss) applicable to common shares	$27	$(8)	$170	$120

Net income (loss) per common share-basic and diluted	$0.01	$(0.01)	$0.03	$0.02

Weighted average common and equivalent shares outstanding - basic	5,132	5,132	5,132	5,132